Filed in the Office of	Business Number E0634762006-6
Barbara K. Cegavske	Filing Number 20190314444
Secretary of State State Of Nevada	Filed On 11/27/2019 12:03:00 PM
	Number of Pages 5

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] **Certificate of Designation**
- [ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**
- [ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**
- [ ] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Digital Locations, Inc. Entity or Nevada Business Identification Number (NVID): E0634762006-6
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series D Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series D Preferred Stock as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 11/21/2019

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

DIGITAL LOCATIONS, INC.

**CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES D PREFERRED STOCK**

On behalf of Digital Locations, Inc., a Nevada corporation (the "Company"), the undersigned hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company (the "Board") on November 7, 2019:

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company, as amended (the "Articles") and the provisions of Section 78.1955 of the Nevada Revised Statutes, there hereby is created, out of twenty million (20,000,000) shares of preferred stock, par value $0.001 per share, of the Company authorized by the Articles, Series D Preferred Stock, consisting of one thousand (1,000) shares, which series shall have the following powers, designations, preferences, and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions.

SECTION 1. DESIGNATION OF SERIES. The shares of such series shall be designated as the "Series D Preferred Stock" and the number of shares initially constituting such series shall be up to One Thousand (1,000) shares.

SECTION 2. DIVIDENDS. The holders of the Series D Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

SECTION 3. LIQUIDATION PREFERENCE. The holders of the Series D Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING. The holders of the Series D Preferred Stock will have the shareholder voting rights as described in this Section 4 or as required by law.

4.1. Voting Rights. For so long as any shares of the Series D Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote in an amount equal to fifty-one percent (51%) of the total voting power of the Company's shareholders. Such vote shall be determined by the holder(s) of a majority of the then issued and outstanding shares of Series D Preferred Stock.

4.2. Amendments to Articles and Bylaws. So long as the Series D Preferred Stock.is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series D Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series D Preferred Stock, (ii) effect any reclassification of the Series

D Preferred Stock, excluding a reverse stock split or forward split, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series D Preferred Stock set forth herein.

4.3. Amendment of Rights of Series D Preferred Stock. The Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of the Series D Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER. that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series D Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series D Preferred Stock.

SECTION 5. CONVERSION RIGHTS. The shares of the Series D Preferred Stock shall have no conversion rights.

SECTION 6. REDEMPTION RIGHTS. The shares of the Series D Preferred Stock shall be automatically, and without any required action by the Company or the holders thereof, redeemed by the Company at their par value on the first to occur of the following triggering events: (i) a date forty-five (45) days as after the effective date of this Certificate of Designation, (ii) on the date that William E. Beifuss, Jr. ceases, for any reason, to serve as officer, director or consultant of the Company, it being understood that if Beifuss continues without interruption to serve thereafter in one or more capacities as officer, director or consultant of the Company this shall not be considered a cessation of service, or (iii) on the date that the Company's shares of common stock first trade on any national securities exchange and such listing is conditioned upon the elimination of the preferential voting rights of the Series D Preferred Stock set forth in this Certificate of Designation.

SECTION 7. NOTICES. Any notice required hereby to be given to the holders of shares of the Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

SECTION 8. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision

herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series D Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation

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IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company on this 21st day of November 2019.

DIGITAL LOCATIONS, INC.

By: ______________________________

Name: William E. Beifuss, Jr.

Title: President